As filed with the Securities and Exchange Commission on August 14, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BARRICK GOLD CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ontario	1040	Not Applicable
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Brookfield Place, TD Canada Trust Tower, Suite 3700

161 Bay Street, P.O. Box 212

Toronto, Ontario Canada M5J 2S1

(416) 861-9911

(Address and Telephone Number of Registrant’s Principal Executive Offices)

CT Corporation System

111 Eighth Avenue, New York, NY 10011

(212) 590-9070

(Name, Address, and Telephone Number of Agent For Service)

Copies to:

Richie Haddock Brookfield Place, TD Canada Trust Tower, Suite 3700 161 Bay Street, P.O. Box 212 Toronto, Ontario Canada M5J 2S1 (416) 861-9911	Andrew J. Pitts Andrew R. Thompson Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000	Melanie A. Shishler Jessica Bullock Davies Ward Phillips & Vineberg LLP 155 Wellington Street West Toronto, Ontario, Canada M5V 3J7 (416) 863-0900

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(3)
Common Shares	10,000,000	$7.60	$76,000,000	$8,831.20

(1)	Plus such additional shares as may be issued by reason of stock splits, stock distributions and similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of Common Shares of Barrick on the New York Stock Exchange on August 11, 2015.
(3)	The Company has an unused registration fee balance of $64,371.02, in connection with the $499,775,000 of unissued Common Shares registered under the Company’s registration statement on Form F-10 (File No. 333-192018), which was initially filed on October 31, 2013. Accordingly, no registration fee is being paid in connection with this filing and pursuant to Rule 457(p) under the Securities Act of 1933, as amended, $8,831.20 of such balance is being applied to satisfy the full amount of the registration fee due for this registration statement.

PROSPECTUS

BARRICK GOLD CORPORATION

10,000,000 Common Shares

DIVIDEND REINVESTMENT PLAN

This prospectus covers 10,000,000 common shares (the “Common Shares”), of Barrick Gold Corporation (the “Company,” “Barrick”, “we” or “us”) to be issued under our dividend reinvestment plan (the “Plan”). The Plan provides holders of our Common Shares resident in Canada and the United States with a simple and convenient method of investing cash distributions declared on our Common Shares in additional Common Shares. On August 5, 2015, our Board of Directors approved the Plan and the filing of this prospectus to, among other things, register Common Shares to be issued pursuant to the Plan. Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this prospectus are references to U.S. dollars.

Under the Plan, holders of our Common Shares resident in Canada and the United States may opt to have cash distributions (net of any applicable withholding tax) declared on their Common Shares reinvested in Common Shares issued from the treasury of the Company, without paying any brokerage commissions or service charges.

Holders of Common Shares are entitled to receive dividends if, as and when declared by our Board of Directors out of funds legally available for such payments. In 2013, Barrick paid a total cash dividend of $0.50 per Common Share: $0.20 in mid-March, $0.20 in mid-June, $0.05 in mid-September and $0.05 in mid-December. In 2014, Barrick paid a total cash dividend of $0.20 per Common Share: $0.05 in mid-March, $0.05 in mid-June, $0.05 in mid-September and $0.05 in mid-December. To date in 2015, our Board of Directors has declared two cash dividends of $0.05 each, which were paid on March 16, 2015 and June 15, 2015, respectively, and one cash dividend of $0.02, which is payable on September 15, 2015 to shareholders of record at the close of business on August 31, 2015. Our Board of Directors reviews our dividend policy quarterly based on, among other things, the Company’s current and projected liquidity profile. Following the end of the second quarter of 2015, the Board of Directors of Barrick determined to reduce Barrick’s future quarterly dividend from $0.05 to $0.02 per Common Share as a prudent measure to increase financial flexibility in light of current market conditions. There can be no assurance that our Board of Directors will elect to pay future dividends on our Common Shares.

Our Common Shares are listed on the Toronto Stock Exchange (the “TSX”) and on the New York Stock Exchange (the “NYSE”) under the trading symbol “ABX.” On August 11, 2015, the last reported sale price for our Common Shares was Cdn.$10.06 on the TSX and $7.68 on the NYSE.

The price that will be paid for a Treasury Purchase (as defined below) of Common Shares under the Plan on any dividend payment date (the “Average Market Price”) will be the weighted average price at which board lots of Common Shares have traded on the TSX during the period of five trading days immediately preceding the relevant dividend payment date on which at least one board lot of Common Shares has traded, as reported by the TSX less a discount, if any, of up to 5% at the Company’s election. The Company has set an initial discount to the Average Market Price for purchases upon reinvestment of cash dividends under the Plan at 3%. The Company may, subject to the terms of the Plan, alter or eliminate this discount at any time.

We cannot estimate the anticipated proceeds from the issuance of Common Shares under the Plan, as the amount of such proceeds will depend upon the market price of our Common Shares, the extent of shareholder participation in the Plan and other factors. We will not pay underwriting commissions in connection with the Plan but will incur costs of approximately $559,800 in connection with this offering.

Investing in our Common Shares involves risks. See “Risk Factors” on page 6 of this prospectus for a discussion of certain factors relevant to an investment in our Common Shares. See also “Note Regarding Forward-Looking Statements” on page 2 of this prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Barrick Gold Corporation

Brookfield Place, TD Canada Trust Tower, Suite 3700

161 Bay Street, P.O. Box 212

Toronto, Ontario Canada M5J 2S1

(416) 861-9911

The date of this prospectus is August 14, 2015.

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”) relating to our Common Shares to be offered and sold pursuant to the Plan. This prospectus does not include all of the information in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The rules of the Commission allow us to incorporate by reference information herein. The information incorporated by reference is considered to be a part of this prospectus, and certain information that we file later with the Commission will automatically update and supersede this information. See “Documents Incorporated by Reference.” The registration statement containing this prospectus, including exhibits to the registration statement, together with the documents incorporated by reference in this prospectus, provides additional information about us, the Plan and the Common Shares offered. Before you invest, you should read this prospectus together with the information incorporated by reference and the additional information described below under the heading “Where You Can Find More Information.” You should refer to the registration statement and the exhibits to the registration statement for further information.

No person has been authorized to provide any information or to make any representation, other than those contained or incorporated by reference herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this prospectus nor any sale made pursuant to this prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date of this prospectus or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Barrick presents its financial statements in U.S. dollars and its financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Unless otherwise indicated, financial information included or incorporated by reference in this prospectus has been prepared in accordance with IFRS. As a result, certain financial information included or incorporated by reference in this prospectus may not be comparable to financial information prepared by companies in the United States.

NOTICE REGARDING PRESENTATION OF OUR MINERAL RESERVE

AND MINERAL RESOURCE ESTIMATES

Our mineral reserves and mineral resources have been calculated in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), as required by Canadian securities regulatory authorities. For United States reporting purposes, Industry Guide 7 (under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as interpreted by the Staff of the SEC, applies different standards in order to classify mineralization as a reserve. In addition, while the terms “measured,” “indicated” and “inferred” mineral resources are required pursuant to NI 43-101, the SEC does not recognize such terms. Canadian standards differ significantly from the requirements of the SEC, and mineral resource information contained herein and in the documents incorporated herein by reference is not comparable to similar information regarding mineral reserves disclosed in accordance with the requirements of the SEC. Investors should understand that “inferred” mineral resources have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. In addition, investors are cautioned not to assume that any part or all of our mineral resources constitute or will be converted into reserves.

Accordingly, information contained in this prospectus and in the documents incorporated by reference herein, containing descriptions of Barrick’s mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting requirements of United States Federal securities laws and the rules and regulations thereunder.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained or incorporated by reference in this prospectus, including any information as to our strategy, projects, plans or future financial or operating performance, constitutes “forward-looking statements”. All statements, other than statements of historical fact, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “contemplate,” “target,” “plan,” “intend,” “project,” “continue,” “budget,” “estimate,” “potential” “may,” “will,” “schedule,” “can,” “could” and similar expressions identify forward-looking statements. In particular, certain documents incorporated by reference contain forward-looking statements with respect to cash flow forecasts, projected capital, operating and exploration expenditure, targeted cost reductions, mine life and production rates, potential mineralization and metal or mineral recoveries. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company in light of management’s experience and perception of current conditions and expected developments, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to: fluctuations in the spot and forward price of gold, copper or certain other commodities (such as silver, diesel fuel, natural gas and electricity); changes in national and local government legislation, taxation, controls, regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property, and political or economic developments in Canada, the United States, Dominican Republic, Australia, Papua New Guinea, Chile, Peru, Argentina, Tanzania, Zambia, Saudi Arabia, United Kingdom, or Barbados or other countries in which we do or may carry on business in the future; the speculative nature of mineral exploration and development; changes in mineral production performance, exploration and exploration successes; diminishing quantities or grades of reserves; increased costs, delays, suspensions and technical challenges associated with the construction of capital projects; operating or technical difficulties in connection with mining or development activities, including disruptions in the maintenance or provision of required infrastructure and information technology systems; the impact of global liquidity and credit availability on the timing of cash flows and the values of assets and liabilities based on projected future cash flows; adverse changes in our credit rating; the impact of inflation; fluctuations in the currency markets (such as Canadian and Australian dollars, Chilean and Argentinean and Dominican pesos, British pound, Peruvian sol, Zambian kwacha, South African rand, Tanzanian schilling and Papua New Guinean kina versus the U.S. dollar); risk of loss due to acts of war, terrorism, sabotage and civil disturbances; fluctuations in the currency markets; changes in U.S. dollar interest rates that could impact the mark-to-market value of outstanding derivative instruments and ongoing payments/receipts under interest rate swaps and variable rate debt obligations; risks arising from holding derivative instruments (such as credit risk, market liquidity risk and mark-to-market risk); failure to comply with environmental and health and safety laws and regulations; timing of receipt of, or failure to comply with, necessary permits and approvals; litigation; contests over title to properties, particularly title to undeveloped properties, or over access to water, power and other required infrastructure; business opportunities that may be presented to, or pursued by, the Company; our ability to successfully integrate acquisitions or complete divestitures; increased costs and risks related to the potential impact of climate change; damage to the Company’s reputation due to the actual or perceived occurrence of any number of events, including negative publicity with respect to the company’s handling of environmental matters or dealings with community groups, whether true or not; employee relations; availability and increased costs associated with mining inputs and labor; and the organization of our previously held African gold operations and properties under a separate listed company. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion, copper cathode or gold or copper concentrate losses (and the risk of inadequate insurance, or inability to obtain insurance, to cover these risks). Many of these uncertainties and contingencies can affect our actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, us. Readers are cautioned that forward-looking statements are not guarantees of future performance. All of the forward-looking statements made in this prospectus are qualified by these cautionary statements. Specific reference is made to “Narrative Description of the Business—Mineral Reserves and Mineral Resources” and “Risk Factors” in the Annual Information Form, dated as of March 27, 2015, and to the Annual Management’s Discussion and Analysis, dated as of February 18, 2015 each of which is included as an exhibit to our Annual Report on Form 40-F for the fiscal year ended December 31, 2014 (the “Annual Report”) and to the Interim Management’s Discussion and Analysis, dated as of August 5, 2015, which is included as an exhibit to our Report on Form 6-K for the quarter ended June 30, 2015 and to the section “Risk Factors” in this prospectus, for a discussion of some of the factors underlying forward-looking statements. Both the Annual Report and the Interim Management’s Discussion and Analysis are incorporated by reference herein. Barrick disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and applicable Canadian securities legislation, and in accordance therewith file reports and other information with the Commission. Under the U.S./Canada Multi-jurisdictional Disclosure System, documents and other information that we file with the Commission may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States.

You may read and copy any document that we have filed with the Commission at the Commission’s public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You may call the Commission at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room. You may read and download some of the documents we have filed with the Commission’s Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that we have filed with the Canadian securities regulatory authorities at www.sedar.com. You can also find information about the Company on our website at www.barrick.com. However, any information that is included on or linked to our website is not a part of this prospectus, except as specifically incorporated by reference herein.

We have filed under the Securities Act of 1933 (the “Securities Act”) a registration statement on Form F-3 relating to our Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and our Common Shares, you are encouraged to refer to the filings and the exhibits that are incorporated by reference into the registration statement. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the Commission. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus and later information that we file with the Commission will automatically update and supersede that information. The following documents, which we have filed with or furnished to the Commission, are specifically incorporated by reference into this prospectus:

•	Our Annual Report on Form 40-F for the year ended December 31, 2014, filed with the Commission on March 30, 2015;

•	The interim unaudited consolidated financial statements of Barrick for the three- and six-months ended June 30, 2015, including consolidated balance sheets as at June 30, 2015 and December 31, 2014, the consolidated statements of income, comprehensive income and cash flow for each of the three- and six-month periods ended June 30, 2015 and June 30, 2014, and consolidated statement of changes in equity for the six-month periods ended June 30, 2015 and June 30, 2014, and related notes (the “Interim Financial Statements”);

•	Management’s discussion and analysis in respect of the Interim Financial Statements (the “Interim Management’s Discussion and Analysis”);

•	Management’s proxy circular, dated March 18, 2015, in connection with the annual meeting of Barrick’s shareholders held on April 28, 2015; and

•	The description of the Common Shares contained in the Company’s Registration Statement on Form F-10, filed on October 31, 2013, including Amendment No. 1 thereto, filed on November 1, 2013, and Amendment No. 2 thereto, filed on November 8, 2013 and any amendment or report filed for the purpose of updating such description.

In addition, all subsequent filings filed by us with the Commission on Form 40-F and Form 6-K filed or furnished by us that are identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents. We will deliver to each person, including any beneficial owner, to whom this prospectus has been delivered, copies of the documents incorporated by reference in this prospectus, but not delivered with this prospectus, upon written or oral request, without charge. Requests should be directed to us at:

Barrick Gold Corporation

Brookfield Place, TD Canada Trust Tower, Suite 3700

161 Bay Street, P.O. Box 212

Toronto, Ontario Canada M5J 2S1

Attention: Investor Relations

(416) 861-9911

Any statement contained in a document incorporated or deemed to be incorporated by reference herein or contained in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed or furnished document which is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not constitute a part hereof except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

THE COMPANY

Barrick Gold Corporation is a leading international gold company which entered the gold mining industry in 1983. We have operating mines and projects in Canada, the United States, Dominican Republic, Australia, Papua New Guinea, Peru, Chile, Argentina, Saudi Arabia, Zambia and Tanzania. Our principal products and sources of earnings are gold and copper.

Barrick is a corporation governed by the Business Corporations Act (Ontario) (the “OBCA”) resulting from the amalgamation, effective July 14, 1984, under the laws of the Province of Ontario, of Camflo Mines Limited, Bob-Clare Investments Limited and the former Barrick Resources Corporation. By articles of amendment effective December 9, 1985, Barrick changed its name to American Barrick Resources Corporation. Effective January 1, 1995, as a result of an amalgamation with a wholly-owned subsidiary, Barrick changed its name from American Barrick Resources Corporation to Barrick Gold Corporation. In connection with its acquisition of Placer Dome Inc., Barrick amalgamated with Placer Dome Inc. pursuant to articles of amalgamation dated May 9, 2006. On January 1, 2009, Barrick amalgamated with its wholly-owned subsidiary, Arizona Star Resource Corp. Barrick’s head and registered office is located at Brookfield Place, TD Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Ontario, Canada, M5J 2S1. Our website is www.barrick.com. The information contained on our website is not incorporated by reference in this prospectus.

Our Common Shares are listed on the TSX and on the NYSE under the symbol “ABX.”

Additional information about the Company and its subsidiaries is included in documents incorporated by reference in this prospectus. See “Documents Incorporated by Reference.”

RISK FACTORS

Before you decide to participate in the Plan and invest in our Common Shares, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference herein, including the risk factors set forth in our most recent Annual Report on Form 40-F, before you decide to participate in the Plan and purchase Common Shares. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to Our Common Shares

The Common Shares are Subject to Market Price Volatility

The market price of the Common Shares may be adversely affected by a variety of factors relating to our business, including fluctuations in our operating and financial results, the results of any public announcements made by us, our failure to meet analysts’ expectations and changes in gold, copper and other commodity prices. In addition, the market price and trading volume of securities of mining companies have experienced substantial volatility in the past, sometimes based on factors unrelated to the financial performance or prospects of the companies involved. These factors include general fluctuations in the stock market, changes in global financial markets, general market conditions, changes in gold, copper and other commodity prices, macroeconomic developments in the countries where such companies carry on business and globally and market perceptions of the attractiveness of particular industries. The trading price of the Common Shares has been volatile. During the period from January 1, 2013 to July 31, 2015, the last reported closing sale price of the Common Shares has been as high as Cdn.$35.08 and as low as Cdn.$8.92 per share on the TSX and as high as $35.53 and as low as $6.89 per share on the NYSE. See “Market Price Information”. This volatility may adversely affect the market price of the Common Shares. The market price of the Common Shares is also likely to be significantly affected by changes in precious metal prices and other mineral prices, currency exchange fluctuations and the political and regulatory environment in the countries in which we do business and globally.

Potential Dilution

Our articles of amalgamation allow us to issue an unlimited number of Common Shares for such consideration and on such terms and conditions as shall be established by our Board of Directors, in many cases, without the approval of our shareholders. As part of the Plan, we may issue a significant number of additional Common Shares. In addition, as at June 30, 2015, there were 4,959,610 Common Shares issuable upon the exercise of outstanding stock options of Barrick at U.S. dollar prices ranging from $27.25 to $54.83 and a Canadian dollar price of Cdn.$18.09. We may issue additional Common Shares in subsequent public or private offerings (including through the sale of securities convertible into or exchangeable for Common Shares) and on the exercise of stock options or other securities exercisable for Common Shares. We may also issue Common Shares to finance future acquisitions and other projects or in connection with the establishment or development of strategic relationships. Any such future issuances of Common Shares could be significant and we cannot predict the effect that future issuances and sales of Common Shares will have on the market price of the Common Shares. Issuances of a substantial number of additional Common Shares, or the perception that such issuances could occur, may adversely affect prevailing market prices for our Common Shares. With any additional issuance of Common Shares, investors will suffer dilution to their voting power and we may experience dilution in our earnings per share.

Dividends

Holders of Common Shares are entitled to receive dividends if, as and when declared by our Board of Directors out of funds legally available for such payments. The OBCA provides that a corporation may not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would be after the payment of the dividend, unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares of its capital. Furthermore, holders of Common Shares may be subject to the prior dividend rights of holders of our preferred shares, if any, then outstanding.

In 2013, Barrick paid a total cash dividend of $0.50 per Common Share: $0.20 in mid-March, $0.20 in mid-June, $0.05 in mid-September and $0.05 in mid-December. In 2014, Barrick paid a total cash dividend of $0.20 per Common Share: $0.05 in mid-March, $0.05 in mid-June, $0.05 in mid-September and $0.05 in mid-December. To date in 2015, our Board of Directors has declared two cash dividends of $0.05 each, which were paid on March 16, 2015 and June 15, 2015, respectively, and one cash dividend of $0.02, which is payable on September 15, 2015 to shareholders of record at the close of business on August 31, 2015.

Our Board of Directors reviews our dividend policy quarterly based on, among other things, the Company’s current and projected liquidity profile. Our ability to pay dividends will be subject to our future earnings, capital requirements and financial condition, as well as compliance with covenants and financial ratios relating to existing or future indebtedness. In the second quarter of 2015, the Company’s Board of Directors reduced the quarterly dividend by 60 percent to $0.02 per share as a prudent measure to increase financial flexibility in light of current market conditions. The declaration and payment of dividends is at the discretion of our Board of Directors and there can be no assurance that our Board of Directors will elect to pay future dividends on our Common Shares.

Risks Related to the Plan

You will not know the price of the Common Shares you are purchasing under the Plan at the time you elect to reinvest your dividends and purchase additional Common Shares.

The price of our Common Shares may fluctuate between the time you decide to reinvest in Common Shares under the Plan and the time of the actual reinvestment. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you will be unable to terminate your participation in the Plan prior to a dividend payment date if your notice of termination in proper form is received by the Agent fewer than five business days prior to the relevant dividend record date. If you decide to terminate your participation in the Plan and instruct the Agent to sell your shares, you will not be able to direct the time and price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

The Company may amend, suspend or terminate the Plan at any time.

Under the Plan, the Company may amend, suspend or terminate the Plan at any time, and such amendments, modifications, suspensions or terminations may be materially prejudicial to participants on a going-forward basis. The Company will send written notice to participants of any material amendment, suspension or termination. Any amendment of the Plan that materially affects the rights of participants in the Plan will be subject to the prior approval of the TSX. If the Plan is terminated, the Agent will remit to participants certificates registered in their name for whole Common Shares, together with the proceeds from the sale of any fractions of Common Shares. If the Plan is suspended, subsequent dividends on Commons Shares will be paid in cash.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of Common Shares that may be sold under the Plan or the prices at which such Common Shares may be sold. We will receive proceeds from the sale of Common Shares that the Agent purchases under the Plan from the treasury of the Company. We intend to use such proceeds for general corporate purposes.

DESCRIPTION OF THE PLAN

The following is a summary of the material attributes of the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan, which is filed as an exhibit to the registration statement of which this prospectus forms a part. The 10,000,000 Common Shares offered by this prospectus, if and when issued, will be issued pursuant to the Plan, which will be effective for dividends payable after August 31, 2015.

1. The Plan

The Plan provides a convenient means for eligible holders of Common Shares to acquire additional Common Shares by reinvesting their cash dividends (net of any applicable withholding tax).

Holders of Common Shares are entitled to receive dividends if, as and when declared by our Board of Directors out of funds legally available for such payments. The OBCA provides that a corporation may not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would be after the payment of the dividend, unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares of its capital. Furthermore, holders of Common Shares may be subject to the prior dividend rights of holders of our preferred shares, if any, then outstanding. Our Board of Directors reviews our dividend policy quarterly based on, among other things, the Company’s current and projected liquidity profile. Our ability to pay dividends will be subject to our future earnings, capital requirements and financial condition, as well as compliance with covenants and financial ratios relating to existing or future indebtedness. Although Barrick has in recent years generally declared quarterly cash dividends on the Common Shares, in the second quarter of 2015, the Company’s Board of Directors reduced the quarterly dividend by 60 percent to $0.02 per share as a prudent measure to increase financial flexibility in light of current market conditions. The declaration and payment of dividends is at the discretion of our Board of Directors there can be no assurance that our Board of Directors will elect to pay future dividends on our Common Shares. See “Risk Factors—Risks Related to Our Common Shares—Dividends.”

Under the Plan, Common Shares are acquired from the treasury of the Company at 100% of their Average Market Price, less a discount, if any, of up to 5%. As Common Shares acquired under the Plan are issued directly from the treasury of the Company, participants in the Plan (“participants”) do not pay brokerage commissions or service charges of any kind. All administrative costs of the Plan are borne by the Company.

Through the reinvestment by shareholders of cash dividends declared on their Common Shares, the Company will retain additional capital funds which will be used for its general corporate purposes.

2. Eligibility

Any registered holder of Common Shares who is a resident of Canada or the United States is eligible to join in the Plan at any time. Beneficial owners of Common Shares whose Common Shares are not registered in their own names may participate in the Plan only (1) by transferring such Common Shares into their own name or into a specific segregated registered account such as a numbered account with a bank, trust company or broker, or (2) if such Common Shares are held through CDS Clearing and Depository Services (the “Depository”), by enrolling in the Plan through a participant in the Depository (a “Depository Participant”).

Beneficial owners of Common Shares whose Common Shares are held in a numbered nominee account with a bank, trust company or broker may arrange to enrol such account in the Plan. If a beneficial owner holds Common Shares in more than one such account, or in such an account or accounts as well as in such owner’s own name, such Common Shares may be dealt with separately with respect to the Plan. For example, an owner can elect to participate in the Plan in respect of the Common Shares held in one account but not in respect of those held in another. Furthermore, if beneficial owners of Common Shares hold such shares through the facilities of a Depository, they can arrange to treat each of their Common Shares separately with respect to the Plan. For example, such beneficial owners can choose to participate in the Plan in respect of some of the Common Shares but not in respect of others.

The distribution of Common Shares under the Plan is registered under the Securities Act, and Common Shares are offered for sale in both Canada and the United States. Shareholders that are resident in jurisdictions other than Canada or the United States may not participate in the Plan.

3. How the Plan Works

Common Shares acquired by the Agent pursuant to the Plan will be acquired from the treasury of the Company (a “Treasury Purchase”).

A participant electing to reinvest cash dividends under the Plan may only elect to reinvest 100% of the cash dividends paid on all Common Shares owned by the participant (net of any applicable withholding tax). Partial reinvestment of cash dividends is not permitted under the Plan. The cash dividends payable on the Common Shares owned by the participant will be applied automatically on each dividend payment date (net of any applicable withholding tax) to acquire additional Common Shares under the Plan. All cash dividends paid on Common Shares acquired under the Plan and held for the account of the participant will be automatically reinvested in additional Common Shares on each subsequent dividend payment date.

The price that will be paid for a Treasury Purchase of Common Shares under the plan on any dividend payment date (the “Average Market Price”) will be the weighted average price at which board lots of Common Shares have traded on the TSX during the period of five trading days immediately preceding the relevant dividend payment date on which at least one board lot of Common Shares has traded, as reported by the TSX less a discount, if any, of up to 5%, at the Company’s election. The Company has set an initial discount to the Average Market Price for acquisitions upon reinvestment of cash dividends under the Plan at 3%. The Company may, subject to the terms of the Plan, alter or eliminate this discount at any time. The Average Market Price will be converted into a U.S. dollar share price based on the noon exchange rate of one U.S. dollar in exchange for Canadian dollars, as reported by the Bank of Canada, averaged over the five trading day period used for determining the Average Market Price.

On each dividend payment date, the Company will advise the Agent of the prices for the new Common Shares to be purchased by the Agent on behalf of the participants and the number of new Common Shares to be issued. Each registered participant’s account will be credited by the Agent with that number of Common Shares purchased for that participant, including fractions computed to four decimal places, which is equal to the cash dividends to be invested for each participant divided by the applicable Average Market Price for such Common Shares. In like fashion, the accounts of each participating beneficial owner of Common Shares will be credited with that number of Common Shares purchased on their behalf through the facilities of the relevant Depository and relevant Depository Participant. All cash dividends paid on Common Shares held by the Agent for the account of the participant will be used to acquire Common Shares from the treasury of the Company for the account of the participant. Any amount required under applicable tax laws to be withheld by the Company from cash dividends paid to any participant and remitted to a taxing authority will be withheld and remitted as required, with the balance being paid to the Agent for reinvestment on behalf of the participant.

Generally, Common Shares will be registered in the name of the Agent or its nominee and held by the Agent for a participant under the Plan. For participants holding Common Shares through a Depository, such Common Shares will be registered in the name of the relevant Depository and held for the benefit of its relevant Depository Participants under the Plan. No share certificates will be issued for Common Shares acquired under the Plan. Common Shares may not be sold, transferred, pledged or otherwise disposed of by the participant while such Common Shares remain in the Plan. A participant who wishes to sell, transfer, pledge or dispose of any Common Shares must withdraw them from the Plan by instructing the Agent to issue, in the name of the participant, a share certificate representing such Common Shares.

4. How to Enroll

General

Eligible registered shareholders may enroll in the Plan by completing an enrolment form (“Enrolment Form”), signing it and returning it to the Agent. Copies of the Plan and Enrolment Form can be found on the Company’s website at www.barrick.com and on the Agent’s website at www.canstockta.com and may also be obtained from the Agent at any time upon written request addressed to the Agent. Shareholders should not send share certificates or dividend cheques to the Agent or the Company. A completed Enrolment Form must be received by the Agent no later than five business days prior to the dividend record date for any cash dividend in order for that dividend to be reinvested under the Plan (the “Enrolment Deadline”).

Once a registered shareholder has enrolled in the Plan, participation will continue automatically unless terminated in accordance with the terms of the Plan.

Depository Participants

Beneficial owners of Common Shares whose Common Shares are held through a Depository may enrol through the Depository Participant that currently holds their Common Shares, provided they do so in sufficient time to allow a Depository Participant to notify the Depository no later than 3:30 p.m. (Toronto time) on that dividend record date. The Depository shall in turn notify the Agent by 2:00 p.m. (Toronto time) a business day after the relevant dividend record date.

5. Certain Limitations

A participant may not transfer the right to participate in the Plan to another person.

The Company may also make rules and regulations to facilitate the administration of the Plan and reserves the right to regulate and interpret the Plan text as the Company deems necessary and desirable. Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Company. The Company may adopt rules and regulations concerning the establishment of internet-based or other electronic mechanisms with respect to enrolment in the Plan, the communication of information concerning the Plan to the participants and any other aspect of this Plan.

6. Statements of Account

As soon as practicable following each dividend payment date, the Agent will send statements of account to registered participants setting out the number of whole and fractional Common Shares acquired by reinvestment of cash dividends.

These statements are a participant’s only record of the cost of each purchase of Common Shares, and accordingly, should be retained by such participant for income tax purposes. In addition, each registered participant will receive annually the appropriate tax information for reporting dividend income.

7. Termination of Participation

General

A participant may terminate participation in the Plan at any time by written notice to the Agent (or, where appropriate, to a Depository Participant, as set out below). The Agent will then settle the participant’s account by issuing a share certificate for the number of whole Common Shares standing to the credit of the participant and by purchasing for cash any fraction of a Common Share. The amount of the payment for any such fraction will be based on the last dividend reinvestment price paid by the Agent for such new Common Shares purchased out of cash dividends to be reinvested. Normally, requests will be processed within three weeks of the receipt of the request for termination by the Agent. If the notice is received by the Agent less than five business days prior to a dividend record date, the termination and settlement of the participant’s account will take place as soon as practicable after the dividend payment date.

Participation in the Plan will also be terminated upon receipt by the Agent of written notice of the death of a participant. Proof of the legal representative’s authority to act and supporting documentation must accompany the notice of the death of a participant. Certificates for Common Shares and cash for any fractional entitlement will be issued in the name of the deceased participant and/or in the name of the estate of the deceased participant, as appropriate, and the Agent will send such certificates and cash payment for any fraction of a Common Share to the representative of the deceased participant.

Upon termination of participation, a participant may request that all Common Shares held for the participant’s account be sold. Such sale will be made by the Agent, through a registered dealer or stockbroker designated by the Agent. The proceeds of such sale, less brokerage commissions and transfer taxes, if any, will be paid to the participant by the Agent. Common Shares sold pursuant to such a request may be commingled with Common Shares of other participants, in which case the proceeds to each participant will be based upon the average sale price of all Common Shares so commingled. With respect to any fraction of a Common Share, the Agent will purchase such fraction for cash at a price determined in the same manner as in the case of whole Common Shares sold for the participant. Written requests for sale of Common Shares received less than five business days prior to a dividend record date will be processed as soon as practicable after that dividend payment date.

All payments of cash under the Plan will be made in either Canadian or United States currency. The Agent will sell shares through the facilities of the TSX and make payments in Canadian currency where the participant has a Canadian mailing address and sell shares through the facilities of the NYSE and make payments in United States currency where the participant has a U.S. mailing address, in each case as such address is shown on the records of the Agent.

Non-Registered participants should contact their intermediary or Depository Participant who holds their shares to determine the procedures for termination of their participation and selling of shares from the Plan, where applicable.

Depository Participants

Where participants hold their Common Shares through a Depository Participant and Depository, any notice or actions must be delivered to or performed by the relevant Depository Participant. For greater certainty, if notice or termination is not received by the relevant Depository Participant at least five business days before a dividend record date, termination will not occur until after the next dividend record date and after investment has been completed.

8. Voting of Common Shares Held under the Plan

Whole Common Shares held on the dividend record date for a vote of shareholders may be voted in the same manner as the participant’s Common Shares of record may be voted, either in person or by proxy.

9. Rights Offerings, Stock Splits and Stock Dividends

In the event that the Company makes available to its shareholders rights to subscribe for additional shares or other securities, rights certificates will be issued to participants for their whole Common Shares. No such rights will be made available in respect of fractions of Common Shares. Instead, the Agent will sell any rights relating to such fractions at a time and price determined by the Agent and participants will be paid their proportionate interests in the proceeds of such sale.

Any Common Shares distributed pursuant to a stock dividend or a stock split on Common Shares will be retained by the Agent and credited proportionately to the accounts of participants.

In the event of a change, reclassification or conversion of the Common Shares into other shares or securities or of any further change, reclassification or conversion of such other shares or securities, into other shares or securities, the Plan will continue to apply to the shares or securities resulting from that event and references herein to the Common Shares and to Common Shares will be deemed to be references to the shares or securities resulting from that event.

10. Amendment, Suspension or Termination of the Plan

The Company reserves the right to amend, suspend or terminate the Plan at any time. The Company will send written notice to the participants of any material amendment, suspension or termination. Any amendment of the Plan which materially affects the rights of participants in the Plan will be subject to the prior approval of the TSX. If the Plan is terminated, the Agent will remit to participants certificates registered in their name for whole Common Shares, together with the proceeds from the sale of any fractions of Common Shares. If the Plan is suspended, subsequent dividends on Common Shares will be paid in cash.

11. Notices

All notices required to be given to a participant will be mailed to participants at the address shown on the records of the Agent. All communications including notices, requests for forms or information regarding the Plan should be directed to the Agent and the Company, as applicable, as follows:

To the Agent:

By mail:	CST Trust Company
P.O. Box 700
Station B
Montreal, Quebec H3B 3K3

By telephone:	Toronto
416-682-3860
Toll-free throughout North America
1 (800) 3870825

By fax:	1 (888) 249-6189

By email:	inquiries@canstockta.com

Website:	www.canstockta.com

To the Company’s head office:

By mail:	Brookfield Place, TD Canada Trust Tower, Suite 3700
161 Bay Street, P.O. Box 212
Toronto, Ontario M5J 2S1

By telephone:	(416) 861-9911

By fax:	(416) 861-2492

12. Income Tax Considerations Relating to the Plan

See “Canadian Federal Income Tax Considerations” and “U.S. Federal Income Tax Considerations” for a discussion of certain income tax considerations related to the Plan.

THE SUMMARY OF INCOME TAX CONSEQUENCES CONTAINED IN THIS PROSPECTUS IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR PARTICIPANT. IT IS THE RESPONSIBILITY OF PARTICIPANTS IN THE PLAN TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN IN THEIR RESPECTIVE COUNTRIES OF RESIDENCE.

13. Administration

CST Trust Company (the “Agent”) has been retained to act as administrator of the Plan for the Company and will maintain an account for each participant. The Agent will keep all records necessary for the administration of the Plan.

The Company reserves the right to interpret and regulate the Plan as it deems necessary or desirable.

Unless the context otherwise requires, words importing only the singular number shall include the plural and vice versa, words importing the masculine gender shall include feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

14. Liability of the Company and the Agent

The Company and the Agent, in administering the Plan, are not liable for any act or omission to act, including, without limitation, any claims of liability: (a) with respect to receipt or non-receipt of any payment, form or other writing purported to have been sent to the Company or the Agent; (b) actions taken as a result of inaccurate and incomplete information or instructions; (c) in respect of any decision to amend, suspend, terminate or replace the Plan in accordance with the terms hereof; (d) in respect of the involuntary termination of a participant’s participation in the Plan in the circumstances described herein; (e) with respect to the prices at which Common Shares are acquired for a participant’s account and the times such acquisitions are made; or (f) in respect of income taxes or other liabilities payable by any participant or beneficial owner in connection with their participation in the Plan. Nor shall the Company or the Agent have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

Participants should recognize that neither the Company nor the Agent can assure profit or protect against a loss on Common Shares acquired under the Plan.

Given that Common Shares acquired under the Plan are to be a Treasury Purchase, the calculation of the Average Market Price is the responsibility of and shall be performed by the Agent.

Both the Company and the Agent shall have the right to reject any request regarding enrolment in, withdrawal from or termination of participation in the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the Company’s satisfaction and/or the Agent’s satisfaction prior to the applicable Enrolment Deadline. Neither the Company nor the Agent is under any obligation to notify any shareholder of an invalid request.

15. Governing Law

The Plan shall be governed and construed in accordance with the laws in force of the Province of Ontario, Canada, and the federal laws of Canada applicable therein.

16. Effective Date

The Plan is effective for dividends payable after August 31, 2015.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the cash and cash equivalents and the consolidated capitalization of Barrick as at June 30, 2015, the date of Barrick’s most recently filed financial statements. Because the actual number of Common Shares to be issued pursuant to the Plan cannot be determined, as adjusted data is not presented. The table should be read in conjunction with the Annual Report and the Interim Financial Statements and the Interim Management’s Discussion and Analysis, each of which is incorporated by reference herein. See “Documents Incorporated by Reference.”

As at June 30, 2015
(in millions of United States dollars)
Cash and cash equivalents	$2,122
Long-term debt (1)	12,361

Capital stock (Common Shares authorized: unlimited; outstanding as at June 30, 2015: 1,164,699,758)	20,865
Retained earnings	(10,714)
Accumulated other comprehensive income	(303)
Other	321
Non-controlling interests	2,603

Total equity	12,772

Total capitalization(2)	$25,133

(1)	Long-term debt excludes the current portion of long-term debt, provisions for environmental rehabilitation, deferred income tax liabilities and other long-term liabilities, and includes capital leases. Refer to note 18B in the Interim Financial Statements incorporated by reference herein for more information regarding Barrick’s long-term debt.
(2)	Total capitalization is long-term debt plus total equity.

MARKET PRICE INFORMATION

Our Common Shares are traded on the TSX and on the NYSE under the symbol “ABX.” The last reported sales price of our Common Shares on August 11, 2015 on the TSX was Cdn.$10.06 and on the NYSE was $7.68. The following table sets forth the high and low per share closing sales prices for our Common Shares on the TSX and NYSE for the periods indicated.

	Common Shares
	TSX		NYSE
	High CDN$	Low CDN$	High $	Low $
2010	55.25	36.45	54.83	34.00
2011	54.61	42.23	55.63	43.04
2012	49.78	32.44	49.83	32.14
2013	35.08	14.57	35.53	13.76
2014	23.52	11.83	21.23	10.17

2013
Quarter 1	35.08	29.22	35.53	28.52
Quarter 2	29.48	15.50	29.02	14.78
Quarter 3	21.52	14.57	20.43	13.76
Quarter 4	21.53	16.38	20.50	15.40

2014
Quarter 1	23.52	19.24	21.23	17.74
Quarter 2	20.63	17.04	18.93	15.69
Quarter 3	20.94	16.44	19.29	14.66
Quarter 4	16.50	11.83	14.75	10.17

2015
January	16.25	12.41	13.11	10.41
February	16.26	14.83	13.06	11.94
March	16.00	13.16	12.76	10.33
April	16.22	14.95	13.51	11.88
May	15.92	14.56	13.25	11.70
June	14.94	13.35	11.99	10.66
July	13.73	8.92	10.85	6.89
August 1 to August 11	10.06	8.66	7.68	6.54

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Summary of Principal Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to participants in the Plan. It is assumed for the purposes of this summary that the participant deals at arm’s length and is not affiliated with the Company and holds Common Shares as capital property. Generally, Common Shares are considered to be capital property to a holder provided that the holder does not hold the Common Shares in the course of carrying on a business and has not acquired the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade. Certain participants resident in Canada whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Income Tax Act (Canada) (the “Tax Act”) to have their Common Shares and every “Canadian security” (as defined in the Tax Act) owned by such participant in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

This summary is not applicable to a participant: (i) that is a “financial institution” (within the meaning of the Tax Act) for the purposes of the “mark-to-market” rules contained in the Tax Act; (ii) that is a “specified financial institution” (within the meaning of the Tax Act); (iii) an interest in which would be a “tax shelter investment” (within the meaning of the Tax Act); (iv) that has elected to report its “Canadian tax results” (as defined in the Tax Act) in a currency other than the Canadian currency; or (v) that has entered a “synthetic disposition arrangement” or “derivative forward agreement” (in each case as defined in the Tax Act) or a “synthetic equity arrangement” (as defined in Proposed Amendments released July 31, 2015) in respect of Common Shares. Any such participant should consult its own tax advisor with respect to an investment in the Common Shares.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act or the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (“Proposed Amendments”) and the current published administrative practices of the Canada Revenue Agency (the “CRA”). This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, administrative or legislative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from those described. This summary is not exhaustive of all possible Canadian federal income tax consequences that may affect a participant in the Plan.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular participant, and no representation with respect to the Canadian federal income tax consequences to any particular participant is made. Consequently, prospective participants are advised to consult their own tax advisors with respect to their particular circumstances.

Foreign Exchange

For the purposes of the Tax Act, all amounts expressed in a currency other than Canadian dollars relating to the acquisition, holding or disposition of a Common Share, including dividends, adjusted cost base and proceeds of disposition, must be determined in Canadian dollars using the relevant rate of exchange quoted by the Bank of Canada at noon on the day the amount first arose or such other rate of exchange as is acceptable to the CRA.

Residents of Canada

The following summary is generally applicable to a participant who, at all relevant times for purposes of the Tax Act, is, or is deemed to be, resident in Canada.

Dividends

A participant will be subject to tax under the Tax Act on all dividends paid on Common Shares (including where such shares are held of record by the Agent for the account of the participant pursuant to the Plan) which are reinvested in Common Shares under the Plan (as well as on any dividends deemed under the Tax Act to be received on Common Shares) in the same manner as the participant would have been if such dividends had been received directly by the participant. Such dividends paid to (or deemed to be received by) a participant who is an individual

(including most trusts) will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit in respect of dividends designated by the Company as “eligible dividends.” There may be limitations on the ability of the Company to designate dividends as “eligible dividends.”

A participant that is a corporation will include such dividends in computing its income, and generally will deduct the amount of such dividends in computing its taxable income, with the result that no tax will be payable by it in respect of such dividends. In certain circumstances, subsection 55(2) of the Tax Act (as proposed to be amended by Proposed Amendments released on July 31, 2015) will treat a taxable dividend received by a participant that is a corporation as proceeds of disposition or a capital gain. Participants that are corporations should consult their own tax advisors having regard to their own circumstances. A participant that is a “private corporation” or “subject corporation” (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on the Common Shares to the extent that such dividends are deductible in computing the participant’s taxable income.

The cost for tax purposes to a participant of Common Shares purchased on the reinvestment of dividends will be the Canadian dollar equivalent of the price paid by the Agent for the Common Shares. The cost of such Common Shares will be averaged with the adjusted cost base of all other Common Shares held by the participant at the time such Common Shares are acquired for purposes of subsequently computing the adjusted cost base of each such Common Share owned by the participant.

Dispositions

On a disposition or deemed disposition of a Common Share (including by the Agent on behalf of the participant), the participant will realize a capital gain (or capital loss) equal to the amount by which the participant’s proceeds of disposition, net of any reasonable costs of disposition, are greater than (or less than) the participant’s adjusted cost base of the Common Share. Proceeds of disposition will not include an amount that is otherwise required to be included in the participant’s income. The payment of cash in respect of any fraction of a Common Share on termination of participation in the Plan will constitute a disposition of such fraction of a Common Share for proceeds of disposition equal to the cash payment.

One-half of any capital gains (or capital losses) realized by a participant will be required to be included in computing the participant’s income as a taxable capital gain (or allowable capital loss). An allowable capital loss will be deductible against a taxable capital gain realized in the year or in any of the three years preceding the year or any year following the year to the extent and under the circumstances described in the Tax Act. Capital gains realized by an individual (including certain trusts) may be subject to alternative minimum tax. A “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains.

Under specific rules in the Tax Act, any capital loss realized by a corporation on the disposition of a Common Share may be reduced by the amount of certain dividends which were received or were deemed to have been received on such share. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that disposes of such shares or where a trust or partnership of which a corporation is a beneficiary or member is a member of a partnership or beneficiary of a trust that disposes of such shares. Participants should consult their own tax advisors for specific advice regarding the application of the relevant “stop-loss” provisions in the Tax Act.

Non-Residents of Canada

The following summary is generally applicable to a participant who, for purposes of the Tax Act and any applicable income tax treaty, is not resident, nor is deemed to be resident, in Canada, and who does not use or hold and is not deemed to use or hold Common Shares in carrying on business in Canada. Special rules which are not discussed in this summary may apply to a non-resident participant that is an insurer which carries on business in Canada and elsewhere.

Dividends

Dividends paid or credited or deemed to be paid or credited on Common Shares to a non-resident of Canada (including where such shares are held of record by the Agent for the account of the non-resident pursuant to the Plan) are generally subject to Canadian withholding tax, whether or not such dividends are reinvested under the terms of the Plan. Under the Tax Act, the rate of withholding tax is 25% of the gross amount of such dividends, which rate may be subject to reduction under the provisions of an applicable tax treaty. Under the Canada-United States Income Tax Convention (the “U.S. Treaty”), a participant who is resident in the United States for the purposes of the U.S. Treaty and who is entitled to the benefits of such treaty will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends. In addition, under the U.S. Treaty, dividends may be exempt from Canadian withholding tax if paid to certain participants that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations, or are qualifying trusts, companies organizations or other arrangements operated exclusively to administer or provide pension, retirement or employee benefits which are exempt from tax in the U.S., and that have complied with specific administrative procedures. Dividends to be reinvested in Common Shares under the Plan for non-resident participants will be reduced by the amount of any applicable Canadian withholding tax.

Dispositions

A non-resident participant will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares unless those Common Shares constitute “taxable Canadian property” at the time of the disposition and the participant is not entitled to relief under an applicable income tax treaty or convention.

Generally, Common Shares will not be taxable Canadian property to a participant at a particular time provided that either: (i) the Common Shares are listed on a designated stock exchange (such as the TSX or the NYSE) at that time and at no time during the 60-month period that ends at that time did the participant, persons with whom the participant did not deal at arm’s length, or the participant together with such persons, own 25% or more of the issued shares of any class or series of the Company, or (ii) at no time during such 60-month period did the Common Shares derive more than 50% of their value from any combination of: (a) real or immovable property situated in Canada, (b) “timber resource property” (within the meaning of the Tax Act), (c) “Canadian resource property” (within the meaning of the Tax Act) or (d) options in respect of, or interests in, or for civil law, rights in any of the foregoing, whether or not the property exists. A Common Share may also be taxable Canadian property where the participant elected to have such Common Share treated as taxable Canadian property upon ceasing to be a resident of Canada, and in certain other circumstances.

Even if a Common Share is considered to be taxable Canadian property of a participant at the time of its disposition, a capital gain realized on the disposition may nevertheless be exempt from tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention.

Under the U.S. Treaty, a capital gain realized on the disposition of a Common Share by a participant who is entitled to the benefits of such treaty generally will be exempt from tax under the Tax Act except where the Common Share at the time of disposition derives its value principally from real property situated in Canada including rights to explore for or exploit mineral deposits in Canada.

Generally, if a Common Share constitutes taxable Canadian property to a participant at the time of its disposition and any capital gain realized by the participant on the disposition is not exempt from tax under the Tax Act by virtue of an applicable income tax treaty or convention, the participant will be required to include one-half of the amount of the capital gain in its income for the year as a taxable capital gain. Subject to and in accordance with the provisions of the Tax Act, one-half of any capital loss realized by a participant in a taxation year from the disposition of taxable Canadian property may be deducted as an allowable capital loss from any taxable capital gains realized by the participant in the year from the disposition of taxable Canadian property. If allowable capital losses for a year exceed taxable capital gain from the disposition of taxable Canadian property, the excess may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year from net taxable capital gains realized in such years from the disposition of taxable Canadian property to the extent and in the circumstances prescribed by the Tax Act. Non-residents who dispose of taxable Canadian property are required to file a Canadian income tax return for the year of disposition, including where any resulting capital gain is not subject to tax under the Tax Act by virtue of an applicable income tax treaty or convention.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material United States federal income tax considerations generally applicable to certain participants in the Plan. The summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations promulgated thereunder, and judicial decisions and administrative interpretations, as in effect on the date of the Plan, all of which are subject to change, possibly with retroactive effect. These United States federal income tax considerations apply only to a person or entity who, for United States federal income tax purposes, is: a citizen or resident of the United States; a corporation or other entity organized under the laws of the United States or of any political subdivision thereof; an estate whose income is subject to United States federal income taxation regardless of its source; or a trust (i) if a United States court can exercise primary jurisdiction over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) that has elected to be treated as a United States person under applicable Treasury regulations.

This summary does not address the United States federal income tax consequences for participants that are subject to special provisions under the Code, including the following participants: (i) participants that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (ii) participants that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (iii) participants that have a “functional currency” other than the United States dollar; (iv) participants that are liable for the alternative minimum tax under the Code; (v) participants that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (vi) participants that hold the Common Shares other than as a capital asset within the meaning of Section 1221 of the Code; (vii) participants that own, directly or indirectly, 5% or more, by voting power or value, of the Company; (viii) partnerships or other entities classified as partnerships for United States federal income tax purposes; (ix) investors in pass-through entities; and (x) certain former citizens or residents of the United States. Participants that are subject to special provisions under the Code, including participants described immediately above, should consult their own tax advisors regarding the tax consequences of reinvesting cash dividends in additional Common Shares under the Plan. This summary does not include any discussion of tax consequences to participants in the Plan other than United States federal income tax consequences. Participants are urged to consult their own tax advisors regarding any United States estate and gift, state and local, and foreign tax consequences of participating in the Plan.

Partners of entities that are classified as partnerships for United States federal income tax purposes should consult their own tax advisors regarding the United States federal income tax consequences of reinvesting cash dividends in additional Common Shares under the Plan.

Subject to the “passive foreign investment company” (“PFIC”) discussion below, the gross amount of any distribution (including any Canadian taxes withheld therefrom) paid on Common Shares generally should be included in the gross income of a participant as foreign source dividend income to the extent such distribution is paid out of current or accumulated earnings and profits of the Company, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits for a taxable year, the distribution is treated as a tax-free return of capital to the extent of the participant’s adjusted tax basis in the Common Shares. Then, to the extent that such distribution exceeds the participant’s adjusted tax basis, it is treated as a sale or exchange and taxed as a capital gain. Subject to certain limitations under the Code, participants who are subject to United States federal income tax will be entitled to a credit or deduction for Canadian income taxes withheld from any distributions.

Dividends received by non-corporate participants may be subject to United States federal income tax at lower rates (generally 20% plus a 3.8% unearned income Medicare contribution tax on higher income taxpayers) than other types of ordinary income if certain conditions are met. These conditions include the Company not being classified as a PFIC, the Company being a “qualified foreign corporation”, the participant’s satisfaction of a holding period requirement, and the participant not treating the distribution as “investment income” for purposes of the investment interest deduction rules.

In the case of participants that are domestic corporations, distributions from the Company generally are not eligible for the dividends received deduction.

A participant will be treated for United States federal income tax purposes as having received a distribution in an amount equal to the fair market value of the Common Shares acquired with reinvested dividends pursuant to the Plan plus the amount of any Canadian income tax withheld therefrom. The fair market value of each Common Share so acquired will be equal to 100% of the average of the high and low sale prices of Common Shares on the dividend payment date, which amount may be higher or lower than the Average Market Price used to determine the number of Common Shares acquired under the Plan. A participant’s tax basis per share for Common Shares purchased pursuant to the Plan will be equal to the fair market value of the share (as described in the preceding sentence). A participant’s holding period for Common Shares purchased with dividends will begin on the day following the dividend payment date.

Participants generally will recognize a taxable gain or loss when they sell or exchange Common Shares and when they receive cash payments for fractional shares credited to their accounts upon withdrawal from or termination of the Plan or otherwise. The amount of this gain or loss will be equal to the difference between the amount a participant receives for his or her Common Shares or fraction thereof and the participant’s adjusted tax basis in these Common Shares or fraction thereof. The gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holding period for such Common Shares exceeds one year. Capital gain of a non-corporate United States holder is generally taxed at a maximum rate of 20% (plus a 3.8% unearned income Medicare contribution tax on higher income taxpayers) if the property has been held for more than one year. The deductibility of capital losses is subject to limitations. The gain or loss realized by participants who are United States persons will generally be gain or loss from sources within the United States for foreign tax credit limitation purposes. Participants may realize additional foreign currency gain or loss if Common Shares are sold for a currency other than U.S. dollars and the currency is exchanged for U.S. dollars.

The Company will be a passive foreign investment company (“PFIC”) for United States federal income tax purposes in any taxable year if 75% or more of its gross income (including the pro rata share of the gross income of any corporation in which it is considered to own, directly or indirectly, 25% or more of the shares by value) is passive income, or on average at least 50% of the gross value of its assets is held for the production of, or produces, passive income.

PFIC status is determined on an annual basis. The Company does not expect to be a PFIC for the taxable year ending December 31, 2015, or thereafter. However, because the Company’s income and assets and the nature of its activities may vary from time to time, no assurance can be given that the Company will not be considered a PFIC for any taxable year. If a participant owns Common Shares during a taxable year in which the Company is a PFIC, the PFIC rules generally will apply to a participant thereafter, even if in subsequent taxable years the Company no longer meets the test described above to be treated as a PFIC. No ruling will be sought from the Internal Revenue Service (the “IRS”) regarding whether the Company is a PFIC.

In general, if the Company were to be treated as a PFIC, certain adverse rules would apply to dividends received from the Company and to dispositions of Common Shares (potentially including dispositions that would not otherwise be taxable). Participants are urged to consult their tax advisors about the PFIC rules in connection with their holding of Common Shares.

Under current United States law, if the Company is a PFIC in any year, a participant must file an annual return on IRS Form 8621, which describes the income received (or deemed to be received pursuant to a QEF Election) from the Company, any gain realized on a disposition of Common Shares and certain other information.

Dividends on and proceeds arising from a sale of Common Shares generally will be subject to information reporting and backup withholding tax, currently at the rate of 28%, if (a) a participant fails to furnish its correct United States taxpayer identification number (generally on Form W-9), (b) the withholding agent is advised the participant furnished an incorrect United States taxpayer identification number, (c) the withholding agent is notified by the IRS that the participant has previously failed to properly report items subject to backup withholding tax, or (d) a participant fails to certify, under penalty of perjury, that the participant has furnished its correct United States taxpayer identification number and that the IRS has not notified the participant that it is subject to backup withholding tax. However, participants that are corporations generally are excluded from these information reporting and backup withholding tax rules. Amounts withheld as backup withholding may be credited against a participant’s United States federal income tax liability, and a participant may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

United States individuals who hold certain specified foreign assets with values in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their United States federal income tax return, subject to certain exceptions (including an exception for foreign assets held in accounts maintained by United States financial institutions). Stock issued by a foreign corporation is treated as a specified foreign financial asset for this purpose. Penalties apply for failure to properly complete and file Form 8938. Participants are encouraged to consult with their tax advisors regarding the filing of this form.

ENFORCEABILITY OF CIVIL LIABILITIES

Barrick is a corporation existing under the laws of the Province of Ontario, Canada. A majority of our assets are located outside of the United States. In addition, some of our directors and officers and most of the experts named in this prospectus are resident outside the United States, and a majority of their assets are located outside of the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon those directors, officers or experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors, officers or experts under United States federal securities laws. We have been advised by Davies Ward Phillips & Vineberg LLP, our Canadian counsel, that there may be some doubt whether a judgment of a U.S. court predicated solely upon civil liability provisions of United States federal securities laws would be enforceable in Ontario. We have also been advised by such counsel that there is substantial doubt whether an action could be brought in Ontario in the first instance on the basis of liability predicated solely upon United States federal securities laws.

Indemnification

Under the OBCA, Barrick may indemnify a director or officer of Barrick, a former director or officer of Barrick or another individual who acts or acted at Barrick’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Barrick or the other entity on condition that (i) the individual acted honestly and in good faith with a view to the best interests of Barrick or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Barrick’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. Further, Barrick may, with court approval, indemnify an individual described above in respect of an action by or on behalf of Barrick or another entity to obtain a judgment in its favor, to which the individual is made a party by reason of the individual’s association with Barrick or such other entity described above, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfils condition (i) above. An individual referred to above is entitled to indemnification from Barrick as a matter of right if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done and fulfils conditions (i) and (ii) above. Barrick has entered into a Memorandum of Agreement with each Barrick director and officer under which Barrick has agreed to indemnify and hold harmless the individual in substantially the same circumstances as outlined in this paragraph.

In accordance with the provisions of the OBCA described above, the by-laws of Barrick provide that, subject to the relevant provisions of the OBCA, Barrick shall indemnify a director or officer of Barrick, a former director or officer of Barrick, or another individual who acts or acted at Barrick’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Barrick or such other entity if the individual acted honestly and in good faith with a view to the best interests of Barrick or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Barrick’s request.

Barrick also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute Common Shares purchased pursuant to the Plan as described in this prospectus. CST Trust Company, as the Agent, will assist in the identification of shareholders, execute transactions in Common Shares pursuant to the Plan and provide other related services, but will not be acting as an underwriter with respect to our Common Shares sold under the Plan. Participants will pay no brokerage commissions or trading or transaction fees on Common Shares purchased through the Plan with reinvested cash dividends. However, you may be responsible for other fees and expenses, including handling fees and brokerage commissions and trading and transaction fees upon the sale of your Common Shares that are subject to the Plan, including the sale of your shares upon the termination of participation in the Plan. Our Common Shares are currently listed for trading on the TSX and the NYSE under the symbol “ABX.”

Persons who acquire our Common Shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of Common Shares so purchased.

Certain of our major shareholders, directors, officers or members of our management, supervisory or administrative bodies may participate in the Plan.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from optional cash purchases or any discounts to the market price applicable to Common Shares purchased pursuant to the reinvestment of dividends under the Plan. Those transactions may cause fluctuations in the trading price and volume of our Common Shares. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of our Common Shares to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

EXPERTS

The consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference into the registration statement have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference into the registration statement. Such financial statements and effectiveness of internal control over financial reporting are included in reliance upon the reports of such firm, given upon their authority as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters have been passed upon for us by Davies Ward Phillips & Vineberg LLP, Canadian legal counsel to the Company, and by Cravath, Swaine & Moore LLP, U.S. legal counsel to the Company.

INTERESTS OF QUALIFIED PERSONS

Each of Robert Krcmarov, Rick Sims, Patrick Garretson and Steven Haggarty is a person who has reviewed or supervised the preparation of information upon which certain scientific and technical information relating to Barrick’s mineral properties contained or incorporated by reference in this prospectus is based. Each of such persons is an officer or employee of Barrick and/or an officer, director or employee of one or more of its associates or affiliates. None of such persons received or will receive a direct or indirect interest in any property of Barrick or any of its associates or affiliates. As of the date hereof, each of such persons owns beneficially, directly or indirectly, less than 1% of any outstanding class of securities of Barrick.

EXPENSES

The following table sets forth the estimated fees and expenses payable by the Company in connection with the registration of the Common Shares being offered:

Commission registration fee	$9,000
Printing and mailing expenses	$2,500
Legal fees and expenses	$173,000
Accounting fees and expenses	$22,500
Plan Administrator fees	$156,500
Agent for Service fees	$800
TSX listing fees and expenses	$176,500
NYSE listing fees and expenses	$19,000

Total	$559,800

PART II

Information not required in Prospectus

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the OBCA, Barrick may indemnify a director or officer of Barrick, a former director or officer of Barrick or another individual who acts or acted at Barrick’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Barrick or the other entity on condition that (i) the individual acted honestly and in good faith with a view to the best interests of Barrick or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Barrick’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. Further, Barrick may, with court approval, indemnify an individual described above in respect of an action by or on behalf of Barrick or another entity to obtain a judgment in its favor, to which the individual is made a party by reason of the individual’s association with Barrick or such other entity described above, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfils condition (i) above. An individual referred to above is entitled to indemnification from Barrick as a matter of right if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done and fulfils conditions (i) and (ii) above. Barrick has entered into a Memorandum of Agreement with each Barrick director and officer under which Barrick has agreed to indemnify and hold harmless the individual in substantially the same circumstances as outlined in this paragraph.

In accordance with the provisions of the OBCA described above, the by-laws of Barrick provide that, subject to the relevant provisions of the OBCA, Barrick shall indemnify a director or officer of Barrick, a former director or officer of Barrick, or another individual who acts or acted at Barrick’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Barrick or such other entity if the individual acted honestly and in good faith with a view to the best interests of Barrick or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Barrick’s request.

Barrick also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 9. EXHIBITS

The following exhibits have been filed as part of this registration statement:

Exhibit Number	Description

4.1*	Dividend Reinvestment Plan Enrolment Participation Form of Barrick Gold Corporation.

4.2*	Dividend Reinvestment Plan of Barrick Gold Corporation.

5.1*	Opinion of Davies Ward Phillips & Vineberg LLP as to the validity of the Common Shares to be registered.

8.1*	Opinion of Davies Ward Phillips & Vineberg LLP regarding Canadian tax matters (contained in Exhibit 5.1).

8.2*	Opinion of Cravath, Swaine & Moore LLP regarding U.S. tax matters.

23.1*	Consent of Davies Ward Phillips & Vineberg LLP (included in the opinion filed as Exhibit No. 5.1).

23.2*	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit No. 8.2).

23.3*	Consent of PricewaterhouseCoopers LLP.

23.4*	Consent of Robert Krcmarov.

23.5*	Consent of Rick Sims.

23.6*	Consent of Patrick Garretson.

23.7*	Consent of Steven Haggarty.

24.1*	Powers of Attorney (included on the Signature Page to this registration statement).

*	Filed herewith electronically.

ITEM 10. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20–F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F–3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F–3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 14th day of August, 2015.

BARRICK GOLD CORPORATION,

by
/s/ Richie Haddock

Name: Richie Haddock
Title: Senior Vice President and General Counsel

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Richie Haddock, Shaun A. Usmar and Deni Nicoski as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kelvin P.M. Dushnisky	Co-President	August 14, 2015
Kelvin P.M. Dushnisky

/s/ James K. Gowans	Co-President	August 14, 2015
James K. Gowans

/s/ Shaun A. Usmar	Senior Executive Vice President and Chief Financial Officer	August 14, 2015
Shaun A. Usmar

/s/ Michael S. Lepore	Vice President and Controller	August 14, 2015
Michael S. Lepore	(Principal Accounting Officer)

/s/ John L. Thornton	Chairman and Director	August 14, 2015
John L. Thornton

/s/ C. William D. Birchall	Director	August 14, 2015
C. William D. Birchall

/s/ Gustavo A. Cisneros	Director	August 14, 2015
Gustavo A. Cisneros

/s/ J. Michael Evans	Director	August 14, 2015
J. Michael Evans

Director
Brian L. Greenspun

/s/ J. Brett Harvey	Director	August 14, 2015
J. Brett Harvey

/s/ Nancy H.O. Lockhart	Director	August 14, 2015
Nancy H.O. Lockhart

/s/ Dambisa Moyo	Director	August 14, 2015
Dambisa Moyo

Signature	Title	Date

/s/ Anthony Munk	Director	August 14, 2015
Anthony Munk

Director
Steven J. Shapiro

/s/ Ernie L. Thrasher	Director	August 14, 2015
Ernie L. Thrasher

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned has signed this registration statement on Form F-3, solely in its capacity as the duly authorized representative of Barrick Gold Corporation in the United States on this 14th day of August, 2015.

BARRICK GOLDSTRIKE MINES INC. (Authorized U.S. Representative),

by
/s/ Dana Easthope

Name: Dana Easthope
Title: Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Dividend Reinvestment Plan Enrolment Participation Form of Barrick Gold Corporation.

4.2*	Dividend Reinvestment Plan of Barrick Gold Corporation.

5.1*	Opinion of Davies Ward Phillips & Vineberg LLP as to the validity of the Common Shares to be registered.

8.1*	Opinion of Davies Ward Phillips & Vineberg LLP regarding Canadian tax matters (contained in Exhibit 5.1).

8.2*	Opinion of Cravath, Swaine & Moore LLP regarding U.S. tax matters.

23.1*	Consent of Davies Ward Phillips & Vineberg LLP (included in the opinion filed as Exhibit No. 5.1).

23.2*	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit No. 8.2).

23.3*	Consent of PricewaterhouseCoopers LLP.

23.4*	Consent of Robert Krcmarov.

23.5*	Consent of Rick Sims.

23.6*	Consent of Patrick Garretson.

23.7*	Consent of Steven Haggarty.

24.1*	Powers of Attorney (included on the Signature Page to this registration statement).

*	Filed herewith electronically.